Exhibit 23.1

Consent of Independent Registered Public Accounting Firm (KPMG)
The Central Pacific Bank Retirement Plans Administrative Committee
Central Pacific Bank 401(k) Retirement Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 333‑141232 and No. 333-196873) on Form S-8 of Central Pacific Financial Corp. of our report dated June 25, 2018, with respect to the statement of net assets available for benefits of the Central Pacific Bank 401(k) Retirement Savings Plan as of December 31, 2017, and the related notes, which report appears in the December 31, 2018 annual report on Form 11-K of the Central Pacific Bank 401(k) Retirement Savings Plan.
/s/ KPMG LLP
Honolulu, Hawaii
June 27, 2019